Exhibit 10.44

www.SELECTICA.com

1740 Technology Drive	main 408.570.9700
Suite 450	fax 408.570.9705
San Jose, CA 95110

April 6, 2010

Mr. Leonard Rainow

Dear Leonard:

On behalf of Selectica, Inc. (the "Company"), I am pleased to offer you employment on the following terms and conditions:

1.     Position: Your initial title will be Vice President of Engineering & CTO and you will be employed as a regular, full-time employee reporting directly to the President & COO. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.      Salary: The Company will pay you a starting salary at the rate of $200,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective and/or subjective criteria established and approved by the Company's Management Team. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a given fiscal year will be paid within 2\1, months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The Incentive Plan is based upon performance and function, and this position is eligible for an annual incentive of 20% of your annual base salary.

3.     Stock Options: Subject to Board approval, you will receive an option to purchase 15,000 shares of the Company's Common Stock at an exercise price per share equal to the fair market value of the Company's Common Stock per share on the day when your option is granted by the Company's Board of Directors. You will vest in 25% of the option shares after 12 months of continuous service, and the remaining balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

4.     Restricted Stock Units: You will receive 7,000 restricted stock units representing shares of the Company's Common Stock (the "Units"). You will vest in 25% of the Units after completing 12 months of continuous service, and the remaining balance will vest in quarterly installments over the next 36 months of continuous service. The grant of the Units will be subject to the other terms and conditions set forth in the EIP and the Company's form of Stock Unit Agreement. A "Permissible Trading Day" is a day on which you are able to sell shares of the Company's Common Stock in a public market without violating applicable laws or Company policies, as defined more specifically in your Stock Unit Agreement.

5.     Benefits: You will be entitled to receive employee benefits, including PTO and holidays, under the Company's standard employee benefits program, as it may be amended from time to time. Your eligibility to receive employee benefits will be subject in each case to the generally applicable terms and conditions of the benefit plan in question and to the determinations of any person or connnittee administering such plan.

6.     Severance Benefits:

        General. If the Company terminates your employment for any reason other than Cause or Permanent Disability and a Separation occurs, then you will be entitled to the benefits described in this Section 5.1 However, this Section 5 will not apply unless you (i) have returned all Company property in your possession and (ii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the "Release Deadline"). The Release Deadline will in no event be later than 60 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

        Salary Continuation. If the Company terminates your employment for any reason other than Cause or Permanent Disability and a Separation occurs, then the Company will continue to pay your base salary for a period of three (3) months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company's standard payroll procedures. The salary continuation payments will commence within 30 days after the Release Deadline and, once they commence, will be retroactive to the date of your Separation. This Agreement also provides for continuation of your base salary and health benefits for six (6) months should your employment be involuntarily terminated for any reason other than Cause or Permanent Disability, and a separation occurs within twelve (12) months after the Company is subject to a Change in Control.

        COBRA. If the Company terminates your employment for any reason other than Cause or Permanent Disability, a Separation occurs, and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the three or six-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

___________________________

                      1 Several capitalized terms are defined in Section 9.

          Accelerated Vesting. If the Company is subject to a Change in Control, then 100% of the Restricted Shares, regardless of the vesting schedule will become vested, provided you remain employed by the Company at the time of the Change in Control.

7.       Tax Matters:

          (a)     Withholding.     All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

          (b)     Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), each salary continuation payment under Section S(b) is hereby designated as a separate payment. If the Company determines that you are a "specified employee" under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section S(b), to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.

         (c)      Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.      Interpretation, Amendment and Enforcement: This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms ofthis letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes") will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

9.      Definitions: The following terms have the meaning set forth below wherever they are used in this letter agreement:

         "Cause" means (a) your unauthorized use or disclosure of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company's written policies or rules, (d) your conviction of, or your plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company's Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

         "Permanent Disability" means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

         "Separation" means a "separation from service," as defined in the regulations under Section 409A of the Code.

* * * * *

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto, along with the consent to run a background check.

Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on April 9, 2010. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before April 19, 2010.

Other than your Units (the terms of which shall be determined by the Company's Board of Directors in its sole discretion and evidenced and governed by the applicable Stock Unit Agreement and the EIP), this letter and all of the exhibits attached hereto contain all of the terms of your employment with the Company and supersede any other understandings or agreements, oral or written, between you and the Company.

We believe there is a tremendous opportunity in your joining Selectica's team at this time. We hope that you find the enclosed terms acceptable, and look forward to the start of your new career with the Company.

Sincerely,

SELECTICA, INC.

Agreed and accepted on,     4/12           ,2010

/S/ LEONARD RAINOW	4/12/2010
Signature	Start date

Leonard Rainow

(Print Name)

Enclosures:

Proprietary Iriformation and Inventions Agreement

Background Check Consent Form